Exhibit 99

KADANT INC. One Technology Park Drive Westford, MA 01886 USA Tel: +1 978-776-2000 www.kadant.com	PRESS RELEASE

Kadant Announces CEO Succession Plan

WESTFORD, Mass., September 10, 2026 – Kadant Inc. (NYSE: KAI) today announced that Michael C. Colwell will be appointed president and chief operating officer effective October 1, 2026 and president, chief executive officer and a director effective January 2, 2027, as part of a succession plan adopted by the board of directors. As part of the succession plan, Jeffrey L. Powell will continue to serve as president through September 30, 2026, and chief executive officer through January 2, 2027, at which time he will become executive chairman of the board of directors. Jonathan W. Painter, the Company’s current chairman of the board of directors, will cease to serve as a director and the chairman of the board of directors on January 2, 2027.

Mr. Colwell has been a senior vice president since December 2024, was a vice president from August 2022 to December 2024, and is responsible for the Company’s Industrial Processing segment. Prior to that, he had supervisory responsibility for the Company’s wood processing business, which is part of the Industrial Processing segment, from July 2019 to July 2022, and had responsibility for the Company’s fiber-based products business from July 2019 to November 2021. Mr. Colwell previously served as the president of Kadant Carmanah Design (Carmanah), a division of the Company’s subsidiary Kadant Canada Corp., from 2013 to 2019. Carmanah, which is part of the Company's wood processing business, designs and manufactures equipment for the oriented strand board industry. Mr. Colwell previously served as the president and chief executive officer of Carmanah Design and Manufacturing Inc. from April 2010 until its acquisition by the Company in November 2013.

The succession plan is designed to retain the services of Mr. Powell for one year following the appointment of his successor as CEO. In his new position as executive chairman, Mr. Powell will continue to participate in strategic planning and acquisition activities, consult with management on operational matters, and be responsible for corporate governance matters. Mr. Powell is expected to continue as a director and chairman of the board in a non-executive role after his retirement on January 1, 2028.

“I am confident the succession plan announced today provides for continuity of leadership and maintains a strong team of leaders who can continue to build on Kadant’s successes,” said Mr. Powell. “Michael and I have worked closely together the last 13 years, and I believe the board has made an outstanding choice in selecting Michael as our next CEO. I look forward to continuing to work with Michael and the board to support our customers and employees and deliver value for our stockholders.”

Mr. Colwell commented, “I am honored to be appointed president and chief executive officer of Kadant at such an important time for our Company. Having had the opportunity to work side-by-side with Jeff over many years at Kadant, I have developed a deep appreciation for the unique and leading position Kadant has established around the world. I look forward to building on the momentum Jeff has created while continuing to drive growth and profitability throughout the business to deliver long-term value.”

Mr. Painter noted, “The board has been impressed not only by Michael’s performance and vision leading the Industrial Processing segment, but also by his successful track record of acquiring and integrating new businesses that have contributed to Kadant’s growth. Michael is well qualified to step into the role of CEO and to continue to drive growth across Kadant.

Kadant Announces CEO Succession Plan September 10, 2026 Page 2

“On behalf of the entire board, I thank Jeff for more than 18 years of service to Kadant and the significant contributions made during his tenure. Jeff has been a strong advocate of diversifying Kadant’s business portfolio and growth through acquisitions, providing stability and positioning the Company for long-term growth. While I am thankful for my long career at Kadant and the opportunity to serve the Company as chairman of the board of directors for the last seven years, I look forward to my retirement from the board and Jeff’s continued insights and leadership as executive chairman.”

Mr. Powell added, “Jon and I have known each other and worked together since the 1980s at Kadant’s then parent company, Thermo Electron Corporation. Without his leadership over the years, we would not be the Company we are today. We wish him all the best in his well-deserved retirement.”

About Kadant
Kadant Inc. is a global supplier of technologies and engineered systems that drive Sustainable Industrial Processing®. The Company’s products and services play an integral role in enhancing efficiency, optimizing energy utilization, and maximizing productivity in process industries. Kadant is based in Westford, Massachusetts, with approximately 4,000 employees in 22 countries worldwide. For more information, visit kadant.com.

Safe Harbor Statement
The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements about the Company’s succession plan and future prospects. These forward-looking statements represent the Company’s expectations as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from these forward-looking statements as a result of various important factors, including those set forth under the heading “Risk Factors” in Kadant’s Annual Report on Form 10-K for the year ended January 3, 2026 and subsequent filings with the Securities and Exchange Commission. These include risks and uncertainties relating to adverse changes in global and local economic conditions; the variability and difficulty in accurately predicting revenues from large capital equipment and systems projects; our acquisition strategy; levels of residential construction activity; reductions by our wood processing customers of their capital spending or production of oriented strand board; changes to the global timber supply; development and use of digital media; cyclical economic conditions affecting the global mining industry; demand for coal, including economic and environmental risks associated with coal; failure of our information systems or breaches of data security and cybersecurity incidents; implementation of our internal growth strategy; competition; our ability to successfully manage our manufacturing operations; supply chain constraints, inflationary pressure, price increases or shortages in raw materials; loss of key personnel and effective succession planning; future restructurings; protection of intellectual property; changes to tax laws and regulations; climate change; adequacy of our insurance coverage; global operations; policies of the Chinese government; the variability and uncertainties in sales of capital equipment in China; currency fluctuations; changes to government regulations and policies around the world; compliance with government regulations and policies and compliance with laws; environmental laws and regulations; environmental, health and safety laws and regulations impacting the mining industry; our debt obligations; restrictions in our credit agreement and note purchase agreement; soundness of financial institutions; fluctuations in our share price; and anti-takeover provisions.

Contacts
Investor Contact Information:
Michael McKenney, 978-776-2000
IR@kadant.com

Media Contact Information:
Wes Martz, 978-776-2000
media@kadant.com